The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated June 4, 2013
Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011

Senior Medium-Term Notes, Series B
Buffered Bullish Enhanced Return Notes
Each Linked to a Single Exchange Traded Fund

•
This pricing supplement relates to more than one note offering.  Each issue of the notes is linked to one, and only one, Underlying Asset named below.  You may participate in any of the offerings individually or, at your election, in both of the offerings.  This pricing supplement does not, however, allow you to purchase a single note linked to a basket of the Underlying Assets below.

•	An investor in the notes may lose up to 90% of their principal at maturity.

•
The notes are designed for investors who seek a 200% leveraged return based on the appreciation in the share price of the applicable Underlying Asset.  Investors should be willing to accept a payment at maturity that is capped at the applicable Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the applicable Underlying Asset decreases by more than 10% from its price on the Pricing Date.

•	The maximum return at maturity will be equal to the product of the Upside Leverage Factor of 200% and the applicable Cap.

•	The offerings are expected to price on June 25, 2013, and the notes are expected to settle through the facilities of The Depository Trust Company on or about June 28, 2013.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Common Terms for Each of the Notes:
Pricing Date:	On or about June 25, 2013	Maturity Date:	On or about June 30, 2015
Settlement Date:	On or about June 28, 2013	Buffer Percentage:	10%
Valuation Date:	On or about June 25, 2015	Buffer Level:	90% of the Initial Level
Specific Terms for Each of the Notes:
Underlying Asset	Cap	Maximum Redemption Amount	Initial Level*	CUSIP	Principal Amount*	Price to Public	Agent’s Commission(1)	Proceeds to Bank of Montreal
iShares® FTSE China 25 Index Fund (FXI)	8.75%	$1,175		06366RPF6		100%	●%	●% US$●

SPDR® S&P® Homebuilders ETF (XHB)	8.75%	$1,175		06366RPG4		100%	●%	●% US$●

(1) The actual agent’s commission will be set forth in the final pricing supplement.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this preliminary pricing supplement, based on the terms set forth above, the estimated initial value of the notes is $950.40 per $1,000 in principal amount as to the notes linked to FXI, and $960.40 per $1,000 in principal amount as to the notes linked to XHB. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $930.00 per $1,000 in principal amount in the case of the notes linked to FXI, and $930.00 per $1,000 in principal amount in the case of the notes linked to XHB.   However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of Each of the Notes:

General:
This pricing supplement relates to more than one offering of notes.  Each offering is a separate offering of notes linked to one, and only one, Underlying Asset.  If you wish to participate in both offerings, you must separately purchase the applicable notes.  The notes offered by this pricing supplement do not represent notes linked to a basket of the Underlying Assets.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will equal: Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Upside Leverage Factor:	200%

Initial Level:	The closing price of one share of the applicable Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the applicable Underlying Asset on the Valuation Date.

Buffer Level:	90% of the Initial Level.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the applicable Underlying Asset does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 90% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about June 25, 2013

Settlement Date:	On or about June 28, 2013, as determined on the Pricing Date.

Valuation Date:	On or about June 25, 2015, as determined on the Pricing Date.

Maturity Date:	On or about June 30, 2015, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

Key Terms of the Notes Linked to the iShares® FTSE China 25 Index Fund

Underlying Asset:
iShares® FTSE China 25 Index Fund  (NYSE Arca symbol: FXI).  See the section below entitled “The Underlying Assets—iShares® FTSE China 25 Index Fund” for additional information about the Underlying Asset.

Cap:	8.75%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,175 per $1,000 in principal amount of the notes.

CUSIP:	06366RPF6

Key Terms of the Notes Linked to the SPDR® S&P® Homebuilders ETF:

Underlying Asset:	SPDR® S&P® Homebuilders ETF (NYSE Arca symbol: XHB). See the section below entitled “The Underlying Assets—SPDR® S&P® Homebuilders ETF” for additional information about the Underlying Asset.

Cap:	8.75%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,175 per $1,000 in principal amount of the notes.

CUSIP:	06366RPG4

The Pricing Date and the Settlement Date are subject to change.  The actual Pricing Date, Settlement Date, Valuation Date and Maturity Date for each of the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of each of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011: http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011: http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011: http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The payment at maturity is based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a level that is less than the Buffer Level.  You will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level.  Accordingly, you could lose up to 90% of the principal amount of the notes.

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Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the price of the applicable Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change exceeds the Cap.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Assets or securities included in the applicable Underlying Index (as defined below) on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the prices of the Underlying Assets and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of each of the notes is only an estimate, and is based on a number of factors.  The price to public of each of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.  The initial estimated value of each of the notes may be as low as the applicable amount indicated on the cover page of this pricing supplement.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of each of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  The value of each of the notes after the pricing date is not expected to correlate with one another. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely to be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

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Owning the notes is not the same as owning the applicable Underlying Asset or a security directly linked to the applicable Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned the applicable Underlying Asset or a security directly linked to the performance of the applicable Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the applicable Underlying Asset.  Changes in the price of the applicable Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the applicable Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the applicable Underlying Asset increases. In addition, any dividends or other distributions paid on the applicable Underlying Asset will not be reflected in the amount payable on the notes.

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You will not have any shareholder rights and will have no right to receive any shares of the applicable Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of the applicable Underlying Asset or any securities held by the applicable Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the applicable Underlying Asset or such other securities.

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Changes that affect the applicable index underlying the applicable Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsors (each, an “Index Sponsor”) of the FTSE China 25 Index and the S&P Homebuilders Select Industry Index (each, an “Underlying Index”), concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Underlying Index and, therefore, could affect the share price of the applicable Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable Index Sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

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Adjustments to the applicable Underlying Asset could adversely affect the notes. — BlackRock, Inc. (collectively with its affiliates “BlackRock”), as the sponsor and advisor of the iShares® FTSE China 25 Index Fund and SSgA Funds Management, Inc. (“SSGA”), as sponsor and advisor of the SPDR® S&P® Homebuilders ETF, are each responsible for calculating and maintaining the applicable Underlying Asset. BlackRock or SSGA, as applicable, can add, delete or substitute the stocks comprising the applicable Underlying Asset or may make other methodological changes that could change the share price of the applicable Underlying Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by any Index Sponsor. —None of the Index Sponsors is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsors have no obligation of any sort with respect to the notes. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor.

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We and our affiliates do not have any affiliation with the investment advisors of the Underlying Assets and are not responsible for their public disclosure of information. — The investment advisors of the applicable Underlying Asset advise the applicable Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the applicable Underlying Asset. We and our affiliates are not affiliated with the investment advisors in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the applicable Underlying Asset. The investment advisors are not involved in the offerings of the notes in any way and have no obligation to consider your interests as an owner of the notes in taking any actions relating to the applicable Underlying Asset that might affect the value of the notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisors or the applicable Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the applicable Underlying Asset.

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The correlation between the performance of the applicable Underlying Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the applicable Underlying Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the applicable Underlying Asset may correlate imperfectly with the return on the applicable Underlying Index.

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The Underlying Assets are subject to management risks. — The Underlying Assets are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the applicable Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the applicable Underlying Asset track the relevant industry or sector.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the applicable Underlying Asset, or futures or options relating to the applicable Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Asset.  We or our affiliates may also engage in trading relating to the applicable Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the applicable Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the Underlying Assets or the securities held by the Underlying Assets.  One or more of our affiliates have published, and in the future may publish, research reports that express views on Underlying Assets or these securities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to Underlying Assets at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Underlying Assets from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Additional Risks Relating to the iShares® FTSE China 25 Index Fund

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An investment in the notes is subject to risks associated with foreign securities markets. —The FTSE China 25 Index tracks the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the FTSE China 25 Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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An investment in the notes is subject to foreign currency exchange rate risk. — The share prices of this Underlying Asset will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by this Underlying Asset are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by this Underlying Asset are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If, the dollar strengthens against these currencies, the net asset value of the Underlying Asset will be adversely affected and the price of the Underlying Asset may decrease.

Additional Risks Relating to the SPDR® S&P® Homebuilders ETF

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An investment in the notes is subject to risks associated with home building. —The SPDR® S&P® Homebuilders ETF invests in companies that operate in the U.S. homebuilding industry.  The homebuilding industry is significantly affected by a number of, factors including local economic conditions and real estate markets, as well as by weather conditions, natural disasters and geopolitical events.  Companies in this industry can be significantly affected by changes in the national, regional and local real estate markets.  This industry is also sensitive to interest rate fluctuations, which can cause changes in the availability of mortgage capital, and limit the purchasing power of potential homebuyers.  The industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns, and the level of new and existing home sales.

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An investment of the notes is subject to risks associated with an investment in a concentrated industry. —The SPDR® S&P® Homebuilders ETF invests in companies that operate in the U.S. homebuilding industry.  Therefore, an investment in the notes may carry risks similar to a concentrated securities investment in a single industry. The SPDR® S&P® Homebuilders ETF lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the U.S. homebuilding industry would adversely affect the performance of the SPDR® S&P® Homebuilders ETF, and consequently, the value of the notes.

 Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100, a Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), an Upside Leverage Factor of 200%, a Cap of 8.75% (a percentage change in the applicable Underlying Asset of 8.75% results in a maximum return on the notes of 17.50%), and a hypothetical Maximum Redemption Amount of $1,175.00.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$0.00	-100.00%	-90.00%
$50.00	-50.00%	-40.00%
$70.00	-30.00%	-20.00%
$80.00	-20.00%	-10.00%
$90.00	-10.00%	0.00%
$95.00	-5.00%	0.00%
$100.00	0.00%	0.00%
$105.00	5.00%	10.00%
$108.75	8.75%	17.50%
$110.00	10.00%	17.50%
$120.00	20.00%	17.50%
$150.00	50.00%	17.50%
$200.00	100.00%	17.50%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100 to a hypothetical Final Level of $80, representing a Percentage Change of -20%.  Because the Percentage Change is negative and the hypothetical Final Level of $80.00 is less than the Initial Level by more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $900.00 per $1,000.00 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-20% + 10%)] = $900.00

Example 2: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100 to a hypothetical Final Level of $95, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the hypothetical Final Level of $95.00 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $1,000.00 per $1,000.00 in principal amount of the notes.

Example 3: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100 to a hypothetical Final Level of $105, representing a Percentage Change of 5%.  Because the hypothetical Final Level of $105.00 is greater than the Initial Level and the Percentage Change of 5% does not exceed the Cap, the investor receives a payment at maturity of $1,100.00 per $1,000.00 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 200%)] = $1,100.00

Example 4: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100 to a hypothetical Final Level of $120, representing a Percentage Change of 20%.  Because the hypothetical Final Level of $120.00 is greater than the Initial Level and the Percentage Change of 20% exceeds the Cap, the investor receives a payment at maturity of $1,175.00 per $1,000.00 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Additionally, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the notes. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM, or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our applicable estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the selling concessions paid in connection with this offering.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of each of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors.  As a result, the estimated initial value of each of the notes on the pricing date will be determined based on market conditions at that time.

The Underlying Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the applicable Underlying Asset and the applicable Underlying Asset will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the applicable Underlying Asset or securities in the applicable Underlying Index. Neither we nor BMOCM participates in the preparation of the publicly available documents described below. Neither we nor BMOCM has made any due diligence inquiry with respect to the applicable Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the applicable Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the applicable Underlying Asset could affect the value of the shares of the applicable Underlying Asset on the Valuation Date and therefore could affect the Payment at Maturity.

The selection of the applicable Underlying Asset is not a recommendation to buy or sell the shares of the applicable Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the applicable Underlying Asset. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each Underlying Asset may be obtained through the SEC’s website at http://www.sec.gov.

iShares® FTSE China 25 Index Fund

“iShares®” and “BlackRock” are registered trademarks of BlackRock. The notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares®® Funds. Neither BlackRock nor the iShares®® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BlackRock nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the applicable Underlying Asset or any of the iShares®® Funds.

iShares consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The fund typically earns income from dividends from securities included in the FTSE China 25 Index. These amounts, net of expenses and taxes (if applicable), are passed along to the fund’s shareholders as “ordinary income.” In addition, the iShares® FTSE China 25 Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the notes are linked only to the share price of the fund, you will not be entitled to receive income, dividend, or capital gain distributions from the fund or any equivalent payments. The fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities of the largest companies in the China equity market available to international investors, as represented by the FTSE China 25 Index. The fund’s investment objective and the FTSE China 25 Index may be changed at any time.

The following information has been obtained from the iShares website without independent verification. As of May 28, 2013, the top ten constituent stocks by weight of the fund were China Construction Bank – H (10.36%), China Mobile Ltd. (9.30%), Industrial and Commercial Bank of China – H (8.24%), Bank of China Ltd. – H (7.41%), Tencent Holdings Ltd. (6.68%), China Overseas Land and Investment Ltd. – (4.42%), CNOOC Ltd. (3.94%), Agricultural Bank of China – H (3.88%), China Petroleum & Chemical Corp – H (3.86%) and Ping An Insurance Group Co. – H (3.82%) and the top sector weights were Financials (56.97%), Telecommunications (14.97%), Oil & Gas (11.48%), Technology (6.68%) and Basic Materials (4.81%).

The shares of the iShares® FTSE China 25 Index Fund trade on the NYSE Arca under the symbol “FXI”.

FTSE China 25 Index

The FTSE China 25 Index (formerly the FTSE/Xinhua China 25 Index) is a stock index calculated, published and disseminated by the index sponsor, the FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors. FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Advisory Committee,  that ensures that the FTSE China 25 Index is operated in accordance with ground rules published and maintained by the FTSE Policy Group. The FTSE China 25 Index is calculated and published in Hong Kong dollars (“HKD”) and non-HKD denominated constituent prices are converted to HKD in order to calculate the index. The constituents of the FTSE China 25 Index are selected based on full market capitalization and with a view to providing stability in the index. As a result, the FTSE China 25 Index is not necessarily comprised of the 25 stocks with the highest full market capitalization. To be eligible for inclusion in the FTSE China 25 Index, a stock must be a constituent of the FTSE All-World Index, must be listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”), and must be an “H” share or a “Red Chip” share. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Central Government for listing and trading on the HKSE. “Red Chip” shares are securities of companies that are incorporated outside of the People’s Republic of China, are more than 35% owned (including strategic holdings), directly or indirectly, in aggregate by Chinese entities (such as Chinese Government entities, states, provinces or municipalities and derive more than 55% of their revenue or operating assets from mainland China). Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong dollars and are available only to international investors who are not citizens of the People’s Republic of China.

The composition of the FTSE China 25 Index is reviewed quarterly in March, June, September and December as described below.

Index Calculation

The index is calculated during each trading day of the HKSE (except for Hong Kong Public Holidays) on a real-time and end-of-day closing level (at 16:15 local Hong Kong time) basis. Total return calculations of the index are published at the end of each working day and include cash dividends based on the security’s ex-dividend date. The price portion of the index is calculated using the following formula:

SUM [(pn * en) * sn * fn * cn] / d

n=1, 2, 3……n

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into Hong Kong dollars, if applicable, s is the number of shares of the security in issue as used by the FTSE index ground rules, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the factor applied to each security to cap its weight within the index, expressed as a number between 0 and 1 (1 representing 100% or no cap) and published by FTSE that coincides with the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates to convert those prices into Hong Kong dollars for its calculations. The foreign exchange rates received from Reuters at the index closing time (16:15 local Hong Kong time) are used to calculate the closing level of the index.

Under its calculation methodology, FTSE uses available published information to exclude from free floating shares, regardless of size of holdings, all of the following: any corporate investments by companies that are in a related industry (including suppliers) in an index constituent company, including by a publicly listed, or strategic holding company, private or non-listed subsidiary of a listed company, or a private company; long-term holdings by company directors, their families, companies majority owned by a director, or promoters; holdings of employee share schemes or shares held by employee unions; holdings by government authorities, government controlled corporations, government owned corporations, and government investment companies (although sovereign wealth funds may be considered free float in some circumstances); shares subject to lock-in clauses (for the duration of the clause); and convertible stock or loan stock that is not yet converted.

The initial weighting of an index constituent stock is applied in bands, as follows: free float less than or equal to 15% — ineligible for inclusion in the index, unless free float is also greater than 5% and the full market capitalization is greater than USD $2.5 billion (or local currency equivalent), in which case actual free float rounded up to the next whole percentage is used; free float greater than 15% but less than or equal to 20% – 20%; free float greater than 20% but less than or equal to 30% – 30%; free float greater than 30% but less than or equal to 40% – 40%; free float greater than 40% but less than or equal to 50% – 50%; free float greater than 50% but less than or equal to 75% – 75%; and free float greater than 75% – 100%. Foreign ownership limits, if any, will be applied after calculating the actual free float restriction, but before applying the bands described above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

A capping methodology is applied at quarterly reviews to the constituents of the index to ensure that no constituent’s weight exceeds 10%. The weights of all lower ranking constituents are then increased by a corresponding amount. The adjusted weights of these lower ranking constituents are then checked against the 10% cap. The process is repeated until no constituent’s weight exceeds 10%. Following this process, if the total index weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, a similar procedure is then applied to ensure that no more than one constituent is capped at 10% by reducing, for example, the second largest stock to 9% and increasing the other constituents’ individual weights commensurately. The process continues until the total index weight of the constituents whose individual weights exceed 5% is less than 40% in the aggregate.

Maintenance

The quarterly review of the index constituents takes place in March, June, September and December. The meeting to review the constituents will be held on the Tuesday after the first Friday of the review month using data from the close of business on the next trading day following the third Friday in February, May, August and November. Any constituent changes will be implemented on the next trading day following the third Friday of the same month. The Index is capped as at the close of business the day before the third Friday in March, June, September and December. The Index is capped using prices adjusted for corporate events as at the close of business the day before the third Friday based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month. Index changes resulting from index reviews are published as soon as practical following the conclusion of each respective FTSE Asia Pacific Advisory Committee meeting.

The insertion and deletion of companies in the index at the quarterly review are designed to provide stability in the selection of constituents of the index while ensuring that the index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. All securities eligible to be constituents of the index will be ranked by their full market capitalization. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes are included in the index weighting. A company will be inserted into the index at the periodic review if it rises to 15th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A company in the index will be deleted at the periodic review if it falls to 36th position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). A reserve list of potential index constituents will be maintained following each quarterly review in the event of removals prior to the next quarterly review as described below.

A constant number of constituents will be maintained for the index. Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

An index constituent’s free float is also reviewed in connection with the quarterly index reviews. Implementation of any changes takes place after the close of the index calculation on the third Friday of the review month. A constituent’s free float will be reviewed and adjusted if necessary by identifying information which necessitates a change in free float weighting, following a corporate event, or the expiration of a lock-in clause.

If a corporate event includes a corporate action which affects the index, any change in free float will be implemented at the same time as the corporate action. If there is no corporate action or lock-in clause expiration, the change in free float will be applied as soon as practicable.

Following the application of an initial free float restriction, a constituent’s free float will only be changed if its actual free float moves to more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent new band. This 5 percentage points threshold does not apply if the change is greater than one band i.e. a movement of 10 percentage points for the bands between 20% and 50% and 25 percentage points for the bands between 50% and 100% will not be subject to the 5 percentage point threshold.

Each constituent is tested for liquidity on an annual basis in March by calculation of its median daily trading per month as part of the FTSE All-World Index review. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade. Securities which do not turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in ten of the twelve months prior to an annual review, are not eligible for inclusion in the index. Constituents failing to trade at least 0.04% of their free float adjusted shares based on its median daily trade per month for more than four of the twelve months prior to the annual review are removed from the index. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in each month since their listing. This rule will not apply to new issues added under the Fast Entry Rule described below. At the sole discretion of the FTSE Asia Pacific Advisory Committee, the above percentage figures may be adjusted by up to 0.01% at the March review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities.

Corporate Events, New Issues and Extraordinary Removals

In the event of a merger or takeover in which one constituent is absorbed by another, the resulting company will remain a constituent. In the event of a merger or takeover resulting in a vacancy (either a constituent mergers into another constituent or a constituent merges into a nonconstituent), the vacancy will be filled by the highest ranking security by full market capitalization from a reserve list maintained by the FTSE Asia Pacific Advisory Committee. In the event of corporate splits and spin-offs in which a constituent company forms two or more companies, the resulting companies may be eligible for inclusion as index constituents provided they meet applicable requirements. Index constituent changes resulting from a split will be determined following the effectiveness of the split based on market values at the close on the first day of trading and applied using market values at the close of the second day of trading. During this period, the index may have more than 25 constituents.

If, in the view of the FTSE Asia Pacific Advisory Committee, a new issue is so large that the effectiveness of the index as the market indicator would be significantly and adversely affected by its omission, the FTSE Asia Pacific Advisory Committee may decide to include the new issue as a constituent of the index. To qualify, the company must be a “fast entry” into the FTSE All-World Index and have a full market capitalization which would ensure the company joins the index in 5th position or higher, before the application of individual constituent investability weightings. In such a case, the FTSE Asia Pacific Advisory Committee will normally include the company after the close of business on the fifth day of official trading and advance notification will be given accordingly. The security which is the lowest ranking constituent by full market capitalization of the index will be selected for removal.

If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover or has, in the opinion of the Chairman and Deputy Chairman of the FTSE Asia Pacific Advisory Committee (or their nominated deputies), ceased to be a viable constituent as defined by FTSE’s methodology, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the index calculation two days prior to the deletion. The removal and replacement are effected simultaneously, before the start of the index calculation on the day following the day on which the event justifying removal was announced.

Information regarding the index may be obtained from the FTSE website. A fact sheet for the index is available at http://www.ftse.com/xinhua/english/Indices/International_Investors/Downloads/FXI_China_25_Index_Factsheet.pdf, and the ground rules, including constituent selection and calculation methodology are available at http://www.ftse.com/xinhua/english/Indices/International_Investors/Downloads/FTSE_China_25_Index_v1.0_-_English.pdf. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

SPDR® S&P® Homebuilders ETF

The SPDR® S&P® Homebuilders ETF is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally replicate as closely as possible, before expenses, the total performance of the S&P Homebuilders Select Industry Index.  SSgA Funds Management, Inc. is the investment advisor of the fund.  The fund is listed on the NYSE Arca under the ticker symbol “XHB”.

Investment Objective

The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Homebuilders Select Industry Index.

Investment Strategy — Replication

The SPDR® S&P® Homebuilders ETF pursues the indexing strategy of "replication" in attempting to track the performance of the S&P Homebuilders Select Industry Index.  The SPDR® S&P® Homebuilders ETF will invest in all of the securities that comprise the S&P Homebuilders Select Industry Index.  The SPDR® S&P® Homebuilders ETF will normally invest substantially all, but at least 80% of its total assets, in the common stocks that comprise the S&P Homebuilders Select Industry Index.

S&P Homebuilders Select Industry Index

The S&P Homebuilders Select Industry Index is published by S&P Dow Jones Indices LLC.  The S&P Homebuilders Select Industry Index is an equal weighted market cap index. As of May 24, 2013, the S&P Homebuilders Select Industry Index was comprised of 35 stocks.

The S&P Homebuilders Select Industry Index represents the homebuilders industry group of the S&P Total Market Index (the "S&P TMI"). The S&P Homebuilders Select Industry Index is one of 25 of the S&P Select Industry Indices (the "Select Industry Indices"), each designed to measure the performance of a sub-industry or group of sub-industries determined based on the Global Industry Classification Standards ("GICS"). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified based primarily on revenues; however, earnings and market perception are also considered.

The S&P Homebuilders Select Industry Index consists of the S&P TMI constituents belonging to the particular GICS sub-industry or group of sub-industries that are U.S.-based companies, and which satisfy the following criteria:

•
have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the applicable index rebalancing reference date) above 90%; or

•	have a float-adjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%.

The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the Underlying Index as of the rebalancing effective date. Existing constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca and NYSE Amex) and Nasdaq.

Historical Performances of the Underlying Assets

The following tables set forth the quarter-end high and low closing prices for each Underlying Asset from the first quarter of 2010 through May 28, 2013.

The historical prices of the Underlying Assets are provided for informational purposes only. You should not take the historical prices of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares® FTSE China 25 Index Fund

		High	Low
2010	First Quarter	44.56	37.17
	Second Quarter	44.59	37.01
	Third Quarter	42.85	38.73
	Fourth Quarter	47.93	42.20

2011	First Quarter	44.96	41.16
	Second Quarter	46.40	41.11
	Third Quarter	43.31	30.83
	Fourth Quarter	38.95	29.75

2012	First Quarter	40.48	35.15
	Second Quarter	38.34	31.83
	Third Quarter	35.29	32.09
	Fourth Quarter	40.48	34.91

2013	First Quarter	41.86	36.33
	Second Quarter (through May 28, 2013)	38.62	34.83

Closing Prices of the SPDR® S&P® Homebuilders ETF

		High ($)	Low ($)

2010	First Quarter	17.03	14.98
	Second Quarter	19.64	14.30
	Third Quarter	15.91	13.88
	Fourth Quarter	17.66	15.40

2011	First Quarter	18.73	17.31
	Second Quarter	19.05	17.07
	Third Quarter	18.51	13.17
	Fourth Quarter	17.25	12.55

2012	First Quarter	21.83	17.37
	Second Quarter	22.21	19.06
	Third Quarter	25.93	20.84
	Fourth Quarter	26.89	24.35

2013	First Quarter	30.52	26.97
	Second Quarter (through May 28, 2013)	32.44	28.02